                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*


                              Jameson Inns, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, $.10 par value per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  470457 10 2
                        ------------------------------
                                (CUSIP Number)

                               December 31, 2000
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  CUSIP NO.  470457 10 2                                     Page 2 of 5 Pages
           -------------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).


      Thomas W. Kitchin
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States of America
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          696,191
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             68,938
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          696,191
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          68,938
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      765,129
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

  CUSIP NO.  470457 10 2                                     Page 3 of 5 Pages
           -------------

Item 1

     (a) Name of Issuer

         Jameson Inns, Inc.

     (b) Address of Issuer's Principal Executive Offices

         8 Perimeter Center East, Suite 8050
         Atlanta, Georgia 30346-1604


Item 2

     (a) Name of Person Filing

         See Item 1 of Page 2

     (b) Address of Principal Business Office or, if none, Residence

         8 Perimeter Center East, Suite 8050
         Atlanta, Georgia 30346-1604

     (c) Citizenship

         See Item 4 of Page 2

     (d) Title of Class of Securities

         Common Stock

     (e) CUSIP Number

         470457 10 2

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [_]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with
              (S)240.13d-1(b)(1)(ii)(E);

     (f) [_]  An employee benefit plan or endowment fund in accordance with
              (S)240.13d-1(b)(1)(ii)(F);

     (g) [_]  A parent holding company or control person in accordance with
              (S)240.13d-1(b)(1)(ii)(G);

  CUSIP NO.  470457 10 2                                     Page 4 of 5 Pages
           -------------

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

          See Item 9 of Page 2

     (b)  Percent of class:

          See Item 11 of Page 2

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote - See Item 5 of Page 2

          (ii)  Shared power to vote or to direct the vote - See Item 6 of
                Page 2

          (iii) Sole power to dispose or to direct the disposition of - See
                Item 7 of Page 2

          (iv) Shared power to dispose or to direct the disposition of - See Item 8 of Page 2

     Instruction. For computations regarding securities which represent a right to acquire an underlying security see (S)240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

Instruction: Dissolution of a group requires a response to this item.

     Not applicable to Reporting Person

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable to Reporting Person

  CUSIP NO.  470457 10 2                                     Page 5 of 5 Pages
           -------------


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable to Reporting Person

Item 8.  Identification and Classification of Members of the Group.

         Not applicable to Reporting Person

Item 9.  Notice of Dissolution of a Group

         Not applicable to Reporting Person

Item 10. Certification

         Not applicable to Reporting Person


               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     (b) The following certification shall be included if the statement is filed pursuant to (S)240.13d-1(c):

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 14, 2001
                                              ----------------------------------
                                                            Date

                                                  /s/ Thomas W. Kitchin
                                              ----------------------------------
                                                      Thomas W. Kitchin


     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See (S)240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)